EXHIBIT 10.2

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”) is entered into effective as of September 21, 2012 (“Effective Date”), between ACCESS BUSINESS GROUP INTERNATIONAL LLC, a Michigan limited liability company, with offices located at 7575 Fulton Street East, Ada, Michigan 49355 (“ABGIL”), and INTERLEUKIN GENETICS, INC., with offices located at 135 Beaver Street Waltham, Massachusetts 02452 (“Contractor”). The parties agree as follows:

This Agreement sets forth the terms and conditions under which ABGIL or ABGIL’s Affiliate (as defined herein) will purchase from Contractor, and under which Contractor will provide to ABGIL or ABGIL’s Affiliate, certain services as may from time to time be agreed by the parties in a written SOW (as defined in Section 1.1 below). As used in this Agreement, “Affiliate” means any corporation, company, partnership, trust, sole proprietorship, or other entity or individual that, in whole or in part, (a) is owned or controlled by such party; (b) owns or controls such party; or (c) is under common ownership or control with such party. Contractor shall not be deemed to be an Affiliate of ABGIL for purposes of this Agreement.

1.           SCOPE OF SERVICES.

1.1           Services. Contractor agrees to provide the services and deliverables as described on separately executed statements of work (“SOW”), as may from time to time be entered into between ABGIL and Contractor or between ABGIL’s Affiliate and Contractor. An SOW may be executed by a duly authorized representative of ABGIL or ABGIL’s Affiliate. If an Affiliate of ABGIL has executed a SOW, then with respect to such SOW, the term “ABGIL” as used in this Agreement shall refer to the Affiliate that has executed such SOW.

1.2           Statement of Work. Each SOW shall be substantially in the form attached hereto as Exhibit A and shall specifically describe the services to be performed by Contractor, the deliverables, the performance schedule, the applicable pricing, the payment terms, and other material terms and conditions. Time is of the essence with respect to all of Contractor’s obligations in the SOW.

1.3           Conflicting Terms. Each SOW shall be incorporated into, made a part of, and governed by the terms and conditions of this Agreement. If there is a conflict between this Agreement and any SOW, the terms of this Agreement shall control, unless the SOW specifically amends this Agreement by reference to this Section and the Section(s) to be amended. For the avoidance of doubt, the parties may agree to amend and replace any or all of Section 4 and Section 8.3 hereof in an SOW that specifically amends this Agreement by reference to Sections 1.3, Section 4 and Section 8.3.

2.           TERM.

2.1           This Agreement. This Agreement shall remain in effect until terminated as provided in Section 8.

2.2           SOWs. Each SOW shall remain in effect until the earliest to occur of the following events: (a) the SOW is terminated as provided in Section 8 or (b) the SOW has expired on its own terms (unless the parties have agreed, in writing, to extend the term of such SOW).

3.           PRICE AND PAYMENT.

3.1           Pricing. The services provided by Contractor shall be at the pricing stated in the applicable SOW.

3.1.1           Fixed Fee. If an SOW lists a price for a particular service or deliverable and such price is specified without qualification, the amount quoted shall be deemed a fixed fee. Contractor shall provide such service or deliverable for the fixed fee (including reimbursable expenses), and ABGIL shall not be liable for any additional charges if Contractor’s actual costs and reimbursable expenses for such service or deliverable exceed the fixed fee.

3.1.2           Time and Material. Payment for a service or deliverable to be provided on a time-and-material basis shall be determined in accordance with the hourly rates set forth in the applicable SOW multiplied by the hours that Contractor has worked on such service or deliverable. If the SOW fails to identify the applicable hourly rates, payments shall be made in accordance with Contractor’s then-current hourly rates for the services described in the applicable SOW. Contractor shall provide ABGIL with at least ninety (90) days advance written notice of any revisions to Contractor’s hourly rates. No increase in hourly rates shall be effective in the absence of such notice.

3.1.3           Not-to-Exceed Fee. If the SOW lists a price for a particular service or deliverable on a not-to-exceed basis, the service or deliverable shall be provided on a time-and-material basis (including reimbursable expenses) for not more than the specified maximum aggregate amount. ABGIL shall not be liable for any additional charges if Contractor’s actual costs and reimbursable expenses for such service or deliverable exceed the not-to-exceed fee.

3.2           Reimbursable Expenses. Unless otherwise provided in the SOW and subject to Sections 3.1.1 and 3.1.3 and Section 3.3, ABGIL shall reimburse Contractor for reasonable out-of-pocket expenses approved by ABGIL and incurred by Contractor in connection with the performance of services hereunder, including the expenses of travel (i.e., hotel accommodations, meals, ground transportation, telephone charges, internet research, faxing services, tips, and incidentals) and reasonable third party costs, subject to any limitations or exceptions specified in the SOW. Contractor shall not bill ABGIL for any travel time. Reimbursable expenses shall be invoiced on a monthly basis in accordance with Section 3.3. In addition to the foregoing and notwithstanding any provision to the contrary contained herein, reimbursable expenses shall include any and all expenses specifically set forth in the applicable SOW.

3.3           Invoices. Unless otherwise provided in the SOW, Contractor shall submit invoices for fees and expenses on a monthly basis to the address, and in accordance with the procedures, set forth in the SOW. A separate invoice shall be issued for each SOW and shall specifically refer to the SOW to which it relates. Each invoice shall (a) include the job function of each employee performing services, a description of services performed by each employee, and the hours expended by each employee performing services; and (b) separately itemize expenses for which reimbursement is sought by date, type of expense, and name of employee who incurred the expense. Each invoice shall include such additional information as ABGIL may from time to time reasonably request. ABGIL shall not be responsible to reimburse any of Contractor’s expenses unless and until Contractor has provided to ABGIL an invoice requesting reimbursement for such expenses and sufficient documentation for ABGIL to confirm the timing, amount, and purpose of such expenses. ABGIL shall pay Contractor for fees and reimburse Contractor for expenses within thirty (30) days of ABGIL’s receipt of Contractor’s undisputed invoice. Contractor waives any right to payment of fees or reimbursement of expenses that are not set forth on a Contractor invoice, supported by appropriate documentation, and received by ABGIL within thirty (30) days of being incurred by Contractor. The terms of this Section 3.3 shall control all matters related to Contractor invoices and any conflicting or additional terms in a Contractor invoice shall not be binding on ABGIL.

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3.4           Taxes. ABGIL shall have no obligation to withhold or otherwise pay any taxes with regard to any amounts paid to Contractor, or in relation to Contractor’s performance of this Agreement, except for any sales tax or value-added tax that ABGIL may be obligated to withhold or otherwise pay pursuant to applicable law. Except for any sales tax or value-added tax that ABGIL may be obligated to withhold or otherwise pay pursuant to applicable law, all taxes on payments to Contractor and on Contractor’s operations and income, as well as federal, state, and local taxes applicable to Contractor’s performance of this Agreement, shall be Contractor’s sole responsibility and expense.

3.6           Payments to Others. Unless an SOW expressly provides otherwise, ABGIL shall not be responsible for any payment to, or on behalf of Contractor to, any other person with regard to services furnished pursuant to any SOW.

4.           INTELLECTUAL PROPERTY.

4.1           Noninfringement. Contractor covenants, represents, and warrants that all ideas, concepts, designs, drawings, packages, line extensions, works of authorship, derivative works, processes, methods, information, developments, materials, discoveries, inventions, improvements, software, and all other intellectual property or rights, whether patentable or unpatentable, and whether subject to any other intellectual property right protection or not, that are conceived, created, or developed by Contractor or Contractor’s employees, agents, and subcontractors, whether solely or jointly with others (including ABGIL employees), as a result of, related to or arising out of the performance by Contractor of Contractor’s duties pursuant to this Agreement or any SOW (collectively, “Work”) are and shall be original and, to Contractor’s knowledge do not and shall not infringe any patent, copyright, or other proprietary right of any third person. Contractor further covenants, represents, and warrants that (a) Contractor has no existing obligation to assign or transfer to a third party any Work; and (b) each of Contractor’s employees, agents, or subcontractors who may provide services pursuant to this Agreement are and shall be obligated to assign to ABGIL all the employee’s, agent’s, or subcontractor’s ownership in any aspect of the Work.

4.2           Ownership. Contractor agrees that the Work shall be the sole and exclusive property of ABGIL. Contractor assigns and agrees to assign to ABGIL (and agrees to cause Contractor’s employees, agents, and subcontractors to assign) all right, title, and interest in and to the Work, including all intellectual property rights in the Work throughout the world. Such intellectual property rights shall include utility and design patents and patent applications and reissues thereof, copyrights (including derivative works either existing or to be created by or for ABGIL or Contractor, including modifications of original designs and line extensions), trade dress and trademarks, trade secrets, and confidential information. Contractor and Contractor’s employees, agents, and subcontractors shall have no rights to retain or use any of the Work. Contractor shall promptly disclose to ABGIL all Work that relates to any SOW or this Agreement. Contractor shall grant ABGIL continuous access to Contractor’s Work that is in progress and relates to this Agreement, including the right to examine and evaluate such Work in progress at any reasonable place and time.

4.3           Assistance. At the request and expense of ABGIL, Contractor, whether or not then acting in capacity of a consultant, shall assist ABGIL in the establishment, preservation, and enforcement of all intellectual property rights in any Work, including making, executing, and delivering all application papers, assignments, and instruments, and performing, or causing to be performed, such other lawful acts as ABGIL may deem necessary or desirable in making or prosecuting applications for patents, trademarks, copyrights, and other intellectual property rights, and any renewals, reissues, and extensions, related to such Work. Contractor shall assist and cooperate with ABGIL and ABGIL’s attorneys in any controversy or legal proceedings relating to such Work or to the patents, trademarks, copyrights, and other intellectual property rights that may be procured thereon. The decision on whether to file a patent, trademark, copyright, or other intellectual property protection application with respect to any Work and the manner of preparation and prosecution of any patent, trademark, copyright, or other intellectual property protection application shall be wholly within the discretion of ABGIL.

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4.4           Works Made for Hire. Contractor agrees that all Work that is eligible for copyright protection in the United States or elsewhere shall be, to the full extent possible by law, “works made for hire” as defined in Section 101 of the United States Copyright Act of 1976 (“Copyright Act”) and the similar law of any other country in which protection for the Work is available.

4.5           Preexisting Works. Contractor may include work or materials in a Work that were conceived, created, or developed prior to execution of an SOW in Contractor’s services or deliverables (collectively, “Pre-existing Materials”) to ABGIL hereunder only if the Pre-existing Materials are provided by ABGIL or if the Pre-existing Materials are owned or licensable without restriction by Contractor. To the extent that Pre-existing Materials owned or licensed by Contractor are included in a Work, Contractor shall identify and provide a description of the Pre-existing Materials prior to commencement of the services involving the Pre-existing Materials and shall provide a separate and express warranty that Contractor has the right to include the Pre-existing Materials in a Work hereunder. Contractor grants and agrees to grant to ABGIL an irrevocable, nonexclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, perform, sell, distribute (internally and externally) copies of, prepare derivative works based upon, and otherwise exploit Pre-existing Materials as included in any Work, and the right to authorize others to do any of the foregoing. Contractor shall, at Contractor’s expense, be responsible for obtaining any consent of third parties necessary for ABGIL to fully exercise ABGIL’s rights hereunder, including all consents and releases necessary for the use of any music, including synchronization rights, photo, graphic, and other copyrighted materials, and the name, likeness, portrait, and picture of any person in any advertising, promotional, and other materials that Contractor prepares for ABGIL, including consents from ABGIL’s employees who appear in such materials. Such consents and releases shall be sufficient to allow Contractor to pass copyright ownership to ABGIL as required hereunder, unless otherwise agreed to in writing by the parties.

4.6           General Skills. Notwithstanding anything to the contrary herein, each party and such party’s employees shall be free to use and employ the party’s and the party’s employees’ general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, and skills gained or learned during the course of any SOW, so long as the party and the party’s employees acquire and apply such information without disclosure of any confidential or proprietary information of the other party and without any unauthorized use or disclosure of Work owned by the other party.

4.7           Waiver of Moral Rights. Contractor hereby expressly and forever waives Contractor’s moral rights arising under United States federal law (such as the rights described in 17 U.S.C. § 106A(a)), under any state law, and under the laws of any other country that conveys rights of the same nature or any other type of moral right or droit moral. Contractor knowingly executes this waiver on the following terms: (a) this waiver applies to all Work, including packaging, graphics, and closures, as applicable; and (b) this waiver applies to all uses and applications in which either the attribution right (and rights of a similar nature) or the integrity right (and rights of a similar nature) may be implicated. Contractor shall promptly secure, on behalf of ABGIL, waivers of all such moral rights that may be held by Contractor’s employees, agents, and subcontractors as a result of, related to, or arising out of Contractor’s performance of Contractor’s duties pursuant to this Agreement.

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5.           CONFIDENTIALITY. The parties acknowledge the existence of that Confidential Disclosure Agreement (the “CDA”) executed between the parties dated April 25, 2012, a copy of which is attached hereto and incorporated herein as Exhibit B. The parties agree that the CDA is hereby republished and shall remain in full force and effect according to its terms and shall govern all disclosures of Confidential Information (as defined in the CDA) between the parties with respect to this Agreement and any SOWs hereunder; provided, however, that the term of the CDA shall be amended to expire three (3) years following the date of expiration or termination of this Agreement. The parties agree that the terms of this Agreement and each SOW shall be deemed “Confidential Information” under the CDA and subject to the non-disclosure and non-use obligations of the CDA.

6.           ADDITIONAL COVENANTS, REPRESENTATIONS, AND WARRANTIES. At the time of execution of this Agreement, at the time of execution of each SOW, and during the providing of services, Contractor covenants, represents, and warrants to ABGIL as follows:

6.1           Authority to Contract and Full Performance. Contractor represents and warrants that Contractor has the right and authority to enter into this Agreement and to make all of the grants and assignments and to undertake the obligations required by this Agreement. In addition, Contractor represents and warrants that it knows of no condition that would be likely to materially limit Contractor’s ability to perform this Agreement or any SOW.

6.2           Workmanlike Fashion; Adequate Training and Safety Contractor agrees that all services provided pursuant to this Agreement and any SOW shall be performed by qualified and adequately trained Contractor personnel in a good and workmanlike manner. Contractor agrees that all services pursuant to this Agreement or any SOW shall be performed safely and without injury to any person or damage to any property. Contractor agrees that it shall not bring, or allow any of Contractor’s employees, agents, or subcontractors to bring, any hazardous substance, as defined by applicable law, rule, or regulation, on ABGIL’s premises, except with ABGIL’s specific written authorization.

6.3           Specifications. Contractor agrees that all services and deliverables performed or delivered pursuant hereto shall meet all requirements and specifications as set forth in the applicable SOW and as specified to Contractor by ABGIL.

6.4           Supplies and Equipment. Contractor agrees to inspect all equipment and supplies used in performing services pursuant to this Agreement to ascertain the equipment’s and supplies’ safety and fitness for such use and to render such equipment and supplies safe for such use before using such equipment or supplies. Contractor agrees to supervise all persons who perform services pursuant to this Agreement that use any equipment or supplies, including any ABGIL equipment or supplies.

6.5           Location of Services. Unless agreed otherwise in writing by ABGIL (and then only to the extent specifically agreed) Contractor agrees that all work relating to services performed pursuant to this Agreement shall be performed in the United States of America.

6.6           Software. Contractor agrees that it shall not access, add to, modify or extract data from, install software on, or otherwise use any ABGIL computer or other information storage or retrieval system, except with ABGIL’s specific written authorization.

6.7           Compliance with Standards and Laws. Contractor agrees that Contractor and the services shall comply with (a) any applicable industry standards and (b) all laws, ordinances, statutes, treaties, rules, judgments, regulations, and other determinations and findings of any governmental authority applicable to or binding upon a party or to which that party is subject or to which the services must comply, whether federal, state, county, local, or otherwise.

6.8           Privacy Compliance. Without limiting the generality of anything foregoing, Contractor covenants, warrants, and represents as follows:

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(a)          that the handling, including the transfer itself, of any personal data by it to ABGIL has been, and shall continue to be, carried out in accordance with all applicable data protection and privacy laws;

(b)          that it shall treat all personal data transferred to it by ABGIL confidentially and handle it in accordance with all applicable data protection and privacy laws and applicable provisions of this Agreement;

(c)          to deal promptly and properly with all reasonable inquiries from ABGIL, a data subject or a competent supervisory authority relating to Contractor’s handling of personal data;

(d)          that it shall notify ABGIL of any request for personal data from any governmental agency and shall obtain ABGIL’s consent prior to the release of personal data to any governmental agency; and

(e)          that it shall indemnify, defend, and hold harmless ABGIL from and against any costs, expenses, claims, causes of action, liabilities, demands, damages, and losses incurred by ABGIL as a result of Contractor’s failure to fulfill any of Contractor’s warranties or undertakings in this Section.

7.           INDEMNIFICATION AND INSURANCE.

7.1           Indemnification. Contractor shall indemnify, defend, and hold harmless ABGIL and ABGIL’s Affiliates, and their officers, directors, employees, and agents from and against all demands, proceedings, claims, expenses, damages, costs (including attorneys’ fees), actions, liabilities, and losses resulting from, relating to or arising out of or in connection with (a) Contractor’s performance of, or failure to perform, Contractor’s obligations pursuant to this Agreement or any SOW or Contractor’s performance of any activities in connection therewith; (b) any breach of any warranty, representation, covenant, or agreement made by Contractor to ABGIL in this Agreement or any SOW; and (c) any negligence or willful misconduct by Contractor or Contractor’s employees, agents, or subcontractors.

7.2           Insurance.

7.2.1           General. During the term of this Agreement and for a period of three (3) years thereafter, Contractor shall, at Contractor’s cost, maintain in effect standard insurance of the following types and in the following amounts: (a) Workers’ Compensation at statutory limits; (b) Comprehensive General Liability (including umbrella coverage at Two Million Dollars ($2,000,000.00) per occurrence; (c) Professional Liability Errors and Omissions at One Million Dollars ($1,000,000.00) per claim; and (d) Comprehensive Automobile Liability (including umbrella coverage) at One Million Dollars ($1,000,000.00) per occurrence. Contractor shall cause each of Contractor’s subcontractors that provide services or deliverables pursuant to a SOW to maintain in force and effect insurance required under this subsection for the period required herein.

7.2.2           Certificates. Contractor shall (a) within three (3) days following the execution date of this Agreement, furnish to ABGIL insurance certificates confirming Contractor’s and Contractor’s subcontractors’ insurance coverage as set forth above; (b) prior to performing any services or deliverables to ABGIL, cause Contractor’s liability carrier(s) to include ABGIL and ABGIL’s Affiliates, and their respective officers, directors, employees, and agents as Additional Insureds under Contractor’s general liability insurance policy; (c) prior to performing any services or deliverables to ABGIL, require Contractor’s insurance carrier(s) to furnish thirty (30) days advance written notice to ABGIL of material change to or cancellation or termination of Contractor’s general liability insurance policy; and (d) prior to performing any services or deliverables to ABGIL, cause Contractor’s liability carrier to include a complete waiver by the insurer of subrogation against ABGIL in Contractor’s general liability insurance policy. No notice to ABGIL of cancellation or material change in the insurance coverage of Contractor shall act as a waiver of Contractor’s continuing obligation to maintain insurance coverage in the types and amounts specified herein. Contractor acknowledges and agrees that Contractor’s acquisition of insurance coverage hereunder shall not satisfy or limit Contractor’s indemnity obligations hereunder. Contractor shall provide ABGIL with certificates of insurance for the insurance required to be maintained pursuant to Section 7.2.1 on an annual basis, covering all periods through and until all applicable statutes of limitations have expired.

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8.           TERMINATION.

8.1           By Either Party. Either party shall have the right to terminate this Agreement or any SOW, without liability to the other party, upon written notice upon the occurrence of either of the following events:

8.1.1           Default. If the other party defaults in the performance of any of the party’s material obligations under this Agreement or any SOW and such default continues for a period of five (5) business days after receipt of written notice specifying the nature of the breach; provided, however, that if the default cannot reasonably be cured within such five (5) business day period, then the period for curing the default may be extended by an additional period of not more than five (5) business days, so long as the defaulting party is diligently pursuing cure of the default during such additional period.

8.1.2           Ceases Doing Business, Etc. If the other party ceases conducting business in the normal course, fails to pay the party’s debts as they become due, admits insolvency, makes an assignment for the benefit of creditors, or becomes the subject of any judicial or administrative proceedings in bankruptcy, receivership, or reorganization.

8.2           By ABGIL. Unless otherwise provided in the SOW, ABGIL shall have the right, without liability to Contractor, to terminate this Agreement or, in whole or in part, any SOW, upon at least thirty (30) days’ prior written notice to Contractor. ABGIL shall pay Contractor for all services performed through the date of termination in accordance with the payment terms outlined in the applicable SOW. Upon receiving notice of termination under this Section, Contractor shall immediately adjust or cease services as required by the notice of termination and Contractor shall mitigate its damages to the greatest extent possible prior to the termination date.

8.3           Deliverables. Upon termination of this Agreement or any SOW, Contractor shall advise ABGIL of the extent to which performance has been completed through the termination notice date, and collect and deliver to ABGIL all deliverables, including all work-in-progress, through any reasonable means specified by ABGIL. Contractor shall, to the extent not already transferred by virtue of this Agreement or law, grant to ABGIL all intellectual property rights in Works in the form in which the rights exist on the date of termination, which form shall not materially differ from the status described in the invoices and reports that Contractor has submitted to ABGIL. All obligations in relation to Works and intellectual property rights and obligations as set forth in Section 4 shall apply to the intellectual property transferred on such date of termination.

8.4           Effect of Termination. Termination of this Agreement automatically terminates all SOWs entered pursuant to this Agreement.

9.           GENERAL TERMS AND CONDITIONS.

9.1           Independent Contractor. The parties acknowledge that each party is an independent contractor and not an agent or employee of the other and nothing contained herein is intended to be, or is to be construed as, a joint venture or partnership relationship between the parties. This Agreement shall not confer on Contractor or Contractor’s employees, agents, or subcontractors any right to ABGIL service credit or benefits (monetary or otherwise) that are provided to ABGIL’s employees.

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9.2           Delays. Neither party shall be liable to the other party for any delay or failure to perform the party’s obligations if such delay or failure arises from any cause beyond the reasonable control of that party; provided, however, that under no circumstances shall Contractor be excused of Contractor’s responsibilities under this Agreement or any SOW if Contractor’s delay or failure to perform is a result of a labor dispute or strike. In no event shall Contractor’s delay or failure to perform be excused under any SOW if (a) Contractor has not timely and reasonably notified ABGIL of specific cooperation from ABGIL that Contractor deems reasonably necessary to enable Contractor’s timely completion of such services or deliverables; (b) ABGIL’s cooperation was not reasonably necessary to enable Contractor to timely provide the services or deliverables; (c) Contractor had other reasonable alternate means to acquire necessary information or documentation that was requested from ABGIL; or (d) Contractor’s failure or delay would have occurred even in the absence of ABGIL’s failure to cooperate.

9.3           Return of Materials. Upon termination of this Agreement, or upon request by ABGIL, Contractor shall deliver to ABGIL, or if unable to deliver, destroy, all materials relating to ABGIL’s business, including all source codes, flow charts, diagrams, drawings, blueprints, keys, identification badges, tools, business notes, Confidential Information, memoranda, specifications, devices, and documents. Contractor shall not retain any photocopies, electronic copies, or other facsimiles of any of the materials except as permitted by the CDA.

9.4           Notices. All notices given pursuant to this Agreement or any SOW shall be in writing, addressed to the respective parties at the addresses set forth in the opening paragraph of this Agreement and to the attention of the person listed below as the party’s signatory of this Agreement (or to such other address or person as the parties may designate in writing in accordance with this Section), and delivered by (a) first-class or priority United States Postal Service mail, postage prepaid, or (b) nationally recognized overnight courier service, fees prepaid. Such notices shall be deemed delivered and effective two (2) days after being postmarked by the United States Postal Service for first-class or priority mail delivery, postage prepaid, or one (1) day after submission to a nationally recognized overnight courier service, fees prepaid. To be effective notice to ABGIL, Contractor must also deliver a copy of the notice, in accordance with the provisions of this Section, to Access Business Group International LLC, Attn: Managing Counsel—Commercial Transactions, Mail Code 78-2M, 7575 Fulton Street East, Ada, Michigan 49355.

9.5           Subcontractors. Contractor shall not engage any subcontractor to perform any services under any SOW without the prior written consent of ABGIL, and a condition of ABGIL’s consent shall be the existence of a written agreement between Contractor and the subcontractor containing terms, reasonably acceptable to ABGIL, whereby the subcontractor agrees to fully comply with all provisions of this Agreement; provided, however, that nothing contained in such agreement shall attempt or represent to create a contractual relationship between ABGIL and the subcontractor. Contractor shall be fully responsible for the acts of all subcontractors to the same extent it is responsible for the acts of Contractor’s employees.

9.6           Approval of Personnel. All personnel assigned by Contractor to perform services pursuant to this Agreement or any SOW shall be reasonably acceptable to ABGIL. Upon request by ABGIL, Contractor shall remove any employee, agent, or subcontractor reasonably determined by ABGIL to be unacceptable.

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9.7           Conduct of Contractor Personnel. Contractor shall ensure that Contractor personnel, while assigned to perform services pursuant to any SOW or otherwise visiting or accessing ABGIL’s premises, shall comply with all of ABGIL’s then-current work and safety rules and policies (including ABGIL’s technology access policies, visitor access policies, and supplier safety handbook).

9.8           Overdependency. Contractor acknowledges and agrees that Contractor shall not assert any claim, and that it shall not have any cause of action, against ABGIL relating to Contractor’s financial stability if ABGIL terminates this Agreement or any SOW for any reason whatsoever.

9.9           Amendment. No provision of this Agreement may be modified or amended except by a written document signed by a duly authorized representative of the parties.

9.10         Assignment. Neither party may assign, delegate, or subcontract this Agreement or any of the party’s rights or obligations under this Agreement or any SOW, directly or indirectly, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, ABGIL may freely assign this Agreement and any SOW to any Affiliate of ABGIL without the prior written consent of Contractor and such assignment shall be effective immediately upon ABGIL delivering notice of the assignment to Contractor.

9.11         No Liens. Contractor shall not file, and Contractor shall ensure that no agent or subcontractor of Contractor files, any mechanics’ or other lien, notice creating such lien, or claim or action thereon for services pursuant to this Agreement. Where applicable, Contractor shall upon request deliver to ABGIL contemporaneously with any payment, recordable partial waivers of lien for any partial payments, and recordable final waiver of lien for the final payment. If any lien is filed, Contractor shall remove the lien, at Contractor’s expense, within ten (10) business days.

9.12         Waiver. No provision of this Agreement or any SOW shall be deemed waived, and no breach excused, unless such waiver or excuse is in writing and signed by the party claimed to have waived or excused. The failure of any party at any time to require performance of any provision in this Agreement shall not constitute a continuing waiver and shall not affect the right of the party to, at a later time, enforce that or any other provision. No consent, waiver, or excuse by any party of any condition, or of any breach of any term contained in this Agreement, in any one or more instances, whether express or implied, shall be deemed to be a further or continuing consent, waiver, or excuse of that or any other condition or breach.

9.13         No Exclusivity. ABGIL has no obligation to use or continue using Contractor’s services either generally or for any particular project, and the assignment of a project to Contractor does not limit in any way ABGIL’s right to pursue the same or different project(s) internally or through third parties.

9.14         Binding Effect. This Agreement and all SOWs shall be binding upon and inure to the benefit of Contractor and ABGIL and their respective legal representatives, successors, and authorized assigns. The Affiliates of ABGIL shall have the right to specifically enforce this Agreement to the extent such Affiliates are party to a SOW or have been assigned the Agreement or an SOW and such Affiliates are intended third-party beneficiaries of this Agreement.

9.15         Counterparts and Signatures. This Agreement and any SOW may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties agree that a party’s signature on this Agreement or any SOW that is exchanged by portable document format (PDF) or facsimile shall have the effect of original signature of the party for all purposes.

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9.16         Severability and Interpretation. If any provision of this Agreement or any SOW shall be prohibited or unenforceable by any applicable law, the parties intend that such provision shall be ineffective only to the limited extent and for the limited duration necessary to avoid the prohibition of unenforceability, without invalidating any of the remaining provisions, and that all remaining provisions of the Agreement or SOW shall remain in full force and effect to the greatest extent permissible by law, as amended to the limited extent necessary to avoid the prohibited or unenforceable provision. This Agreement has been negotiated between the parties, and the parties intend that any uncertainty or ambiguity in any provision of this Agreement shall not be interpreted in favor of or against a party as a result of a party being a “drafting party,” but intend that such provision shall be interpreted according to the application of rules of interpretation of contracts generally. As used in this Agreement, the terms “include(s)” and “including” shall be read to mean “including without limitation.”

9.17         Remedies. The rights and remedies provided herein shall be cumulative and in addition to any other remedies available at law and in equity.

9.18         Governing Law and Language. This Agreement and every SOW shall be governed by and interpreted according to the laws of the State of Michigan. The governing language of this Agreement is English and all communications between the parties related to this Agreement shall be in English. Any dispute regarding this Agreement or any SOW shall be filed in the Circuit Court for Kent County, Michigan (or its successor tribunal) or the United States District Court for the Western District of Michigan, Southern Division (or its successor tribunal), and the parties hereby stipulate and agree to jurisdiction and venue in such courts.

9.19         Survival of Certain Obligations. After expiration or termination of this Agreement, those provisions that specifically provide for survival beyond expiration or termination, and all provisions that by their nature are intended to survive expiration or termination (including without limitation those provisions regarding indemnification, warranty, limitations of liability, confidentiality, and protection of proprietary rights and trade secrets), shall survive expiration or termination of this Agreement.

9.20         Entire Agreement. This Agreement (including all exhibits, SOWs, and other documents expressly incorporated by reference) constitutes the entire agreement between the Contractor and ABGIL with respect to the subject matter of this Agreement and supersedes all earlier agreements and understandings, oral and written, between the parties; provided, however, that nothing in this Agreement or any SOW shall terminate, amend, or modify any previously executed confidentiality agreement(s) between Contractor and ABGIL or any of ABGIL’s Affiliates.

9.21         Publicity. Except to the limited extent necessary to perform its obligations under this Agreement and any SOW, Contractor shall not, without the prior written consent of ABGIL, discuss, publicize, or otherwise disclose the existence or terms of this Agreement or the details of the services to be performed under any SOW, with anyone except authorized professional representatives (including without limitation auditors and legal representatives) of Contractor. Contractor shall not use ABGIL’s name, trademarks, or logos in any written materials, including without limitation press releases, or advertisements, without ABGIL’s prior written consent.

9.22         Counsel. Each party acknowledges that (a) it has reviewed or had the opportunity to review with its legal counsel each provision of this Agreement; (b) it has read this Agreement carefully, it understands the Agreement’s contents, and it freely and voluntarily signs this Agreement; and (c) other than as expressly contained in this Agreement, the party has not relied on any representations, warranties, or promises (whether written or oral, express or implied) of the other party to this Agreement (or the other party’s agents or representatives) in determining whether to enter into this Agreement. Each party shall bear its own costs associated with its review of this Agreement.

Signatures on next page

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The parties have entered into this Agreement effective as of the date first written above.

ACCESS BUSINESS GROUP
INTERNATIONAL LLC		INTERLEUKIN GENETICS, INC.

By:	/s/ Jay G. Ertl	By:	/s/ Kenneth S. Kornman
Print Name:	Jay G. Ertl	Print Name:	Kenneth S. Kornman
Its:	Vice President – Product Demand	Its:	CEO

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EXHIBIT A

FORM OF STATEMENT OF WORK

STATEMENT OF WORK NO. _____

This Statement of Work No. _____ (“SOW”) is made and entered into effective ________________, 20__ pursuant and subject to the terms and conditions of a certain Professional Services Agreement dated August 30, 2012 (“Agreement”) between Access Business Group LLC (“ABGIL”) and the undersigned Contractor. All capitalized terms in this SOW shall have the same meaning as defined in the Agreement, unless otherwise specifically defined in this SOW.

Description of Services
Deliverables/Specifications
Performance Schedules
Progress Reports, Testing Criteria and Procedures
Pricing and Payment Schedule	Check one: ☐ Fixed Fee ☐ Time and Material [insert hourly rate] ☐ Not-to-Exceed [insert hourly rate]
Invoicing Information	Contractor must submit Contractor’s invoices by electronic mail to Amway Accounts Payable at AP.Invoices@amway.com. Upon the execution of this SOW, ABGIL shall create and e-fax a Purchase Order (PO) to Contractor. ABGIL shall establish the PO number with multiple lines, with differing account numbers, for the differing service requirements. If Contractor fails to include the PO number and line number on each invoice, ABGIL shall not be deemed in default or breach of the Agreement or this SOW for failing to process such invoice.
Term	The term of this SOW shall commence on ___________ and terminate on ___________, unless earlier terminated in accordance with the Agreement.

The parties have executed this Statement of Work effective as of the date first written above.

ACCESS BUSINESS GROUP INTERNATIONAL LLC [or Affiliate]		INTERLEUKIN GENETICS, INC.

By:	SAMPLE – DO NOT SIGN	By:	SAMPLE – DO NOT SIGN
Print Name:		Print Name:
Its:		Its:

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EXHIBIT B

CONFIDENTIAL DISCLOSURE AGREEMENT

CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement ("**Agreement**") is entered into effective as of April 25, 2012 ("**Effective Date**"), between **ACCESS BUSINESS GROUP INTERNATIONAL LLC**, a Michigan limited liability company, with offices located at 7575 Fulton Street East, Ada, Michigan 49355 ("**ABGIL**"), and **INTERLEUKIN GENETICS, INC.**, a Delaware corporation with offices located at 135 Beaver Street, Waltham, Massachusetts 02452 ("**Company**"). The parties agree as follows:

1. For purposes of this Agreement:

(a) "**Project**" means in connection with the evaluation of and/or actual transactions regarding the licensing of Company's Inherent Health Weight Management Genetic Test by ABGIL and its Affiliates.

(b) "**Affiliate**" means, with respect to the applicable party, any corporation, company, partnership, trust, sole proprietorship or other entity or individual which: (i) is owned or controlled by such party, in whole or in part; (ii) owns or controls such party, in whole or in part; or (iii) is under common ownership or control with such party, in whole or in part.

(c) "**Confidential Information**" means and includes, subject to **paragraph 2** below, all information of the Disclosing Party, in any form, relating to any technology or business matter, process or procedure disclosed to the other party with respect to the Project, whether disclosed on, before or after the Effective Date, including, without limitation, financial or marketing information relating to the Project, that is: (i) contained in writing and clearly marked by Disclosing Party as confidential; or (ii) disclosed orally or visually if such information is identified as confidential by a written memorandum clearly marked confidential and delivered to Receiving Party within thirty (30) days of disclosure.

(d) "**Disclosing Party**" means the party providing Confidential Information.

(e) "**Receiving Party**" means the party receiving Confidential Information.

2. No information shall be considered Confidential Information if such information: (a) was in Receiving Party's possession prior to communication of such information by Disclosing Party to Receiving Party; (b) is or becomes a matter of public knowledge through no fault or without violation of any duty of confidentiality of Receiving Party; (c) is rightfully received by Receiving Party from a third party with no duty of confidentiality; or (d) can be demonstrated to have been independently developed by Receiving Party without reference to Confidential Information.

3. The parties and their respective Affiliates desire to disclose to the other party Confidential Information in connection with the Project and to the extent that either party or any of its Affiliates disclose such Confidential Information, the parties agree that the terms of this Agreement shall govern such disclosures.

4. The parties agree that all disclosures of Confidential Information by Disclosing Party to Receiving Party are without representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. However, Disclosing Party does

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represent and warrant that it has the right to make the disclosures under this Agreement and that Receiving Party's receipt or use of the Confidential Information in accordance with this Agreement will not infringe any trademark, copyright, patent, trade secret or other proprietary right of a third party.

5. Disclosing Party shall at all times retain all right, title and interest in and to Confidential Information disclosed to Receiving Party. Nothing in this Agreement shall be deemed by implication or otherwise: (a) to convey to Receiving Party any right under any patent, patent application, invention, or other proprietary right owned by Disclosing Party or anyone associated with Disclosing Party; or (b) to create a commitment of any kind by either party to enter into any further agreement with the other party.

6. Receiving Party agrees not to assert any claim of title or ownership in or to the Confidential Information or any portion thereof. If Confidential Information consists of computer software disclosed in object code form, Receiving Party shall not, and shall not permit any other party to, reverse engineer, reverse compile, or disassemble such object code, or take any other steps to derive a source code equivalent thereof. If Confidential Information is embodied in an item, such as a model or prototype, then except as specifically approved in writing by Disclosing Party, Receiving Party shall not, and shall not permit any other party to, reverse engineer such item to derive drawings, plans, designs, specifications, or other embodied information, and any such derived information shall constitute Confidential Information protected by this Agreement.

7. At the earlier of termination of this Agreement or the request of Disclosing Party, Receiving Party shall promptly return to Disclosing Party or destroy all Confidential Information disclosed hereunder (including paper and electronic copies). Notwithstanding the foregoing, Receiving Party may retain one (1) copy of such Confidential Information for its legal files subject to the non-use and nondisclosure obligations hereunder.

8. Except as otherwise provided in this Agreement or as permitted in writing in advance by Disclosing Party, Receiving Party shall not: (a) disclose Confidential Information received from Disclosing Party to any third party; (b) disclose the Confidential Information to any of its directors, officers, employees, agents, contractors or consultants other than those who require access to such Confidential Information in order to fulfill the Project; or (c) use the Confidential Information for purposes other than in furtherance of the Project. Receiving Party shall use the same degree of care to protect the confidentiality of the Confidential Information as it would exercise to protect its own Confidential Information, but in no case, less than a reasonable degree of care. Each party shall be responsible for any breach of the terms of this Agreement by such party, its Affiliates, employees, agents or consultants. Receiving Party agrees to comply with all applicable export laws with respect to transmission of Confidential Information.

9. Notwithstanding anything to the contrary in this Agreement: (a) Receiving Party may disclose Confidential Information to the extent required by legal process, provided in each case that Receiving Party timely informs Disclosing Party and takes reasonable efforts to limit the disclosure and maintain confidentiality of the Confidential Information to the extent possible, and permits Disclosing Party to attempt by appropriate legal means to limit such disclosure; and (b) ABGIL may from time to time share Confidential Information received from Company with

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ABGIL's Affiliates, in order to fulfill the Project, so long as ABGIL makes the terms of this Agreement known to any such Affiliates, as applicable.

10. This Agreement will expire three (3) years from the Effective Date. The obligations to maintain the confidentiality and non-use of Confidential Information (other than use to fulfill the Project) shall survive termination or expiration of the Agreement.

11. The parties acknowledge and agree that the unauthorized disclosure of Confidential Information of Disclosing Party by Receiving Party may cause irreparable harm to Disclosing Party, that money damages are insufficient to remedy such harm, and therefore the parties stipulate to the entry of injunctive relief to prevent the disclosure or further dissemination of Confidential Information in the event that Receiving Party makes or threatens an unauthorized disclosure of Confidential Information of Disclosing Party. Such injunctive relief may be in addition to all other remedies, including money damages, available to Disclosing Party at law or in equity.

12. Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, ABGIL may assign its rights and obligations under this Agreement to an Affiliate without such prior written consent. Each party is liable for any breach of this Agreement by any of its Affiliates, directors, officers, employees, agents, contractors or consultants, whether or not such person is authorized to obtain or use Confidential Information under this Agreement.

13. Notices required or permitted with respect to this Agreement shall be given by (a) personal or courier delivery in writing; (b) registered or certified mail with return receipt; (c) facsimile transmission with confirmed receipt; or (d) electronic mail with confirmed receipt.

14. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, is binding on the parties' successors and assigns, and may only be amended by a writing signed by both parties. The formation, construction, interpretation and enforceability of this Agreement shall be governed by the laws of the State of Delaware, USA, without regard to conflicts of law principles. No failure or delay by a party in exercising any right, power or privilege hereunder will be deemed or will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise of any right, power or privilege hereunder. If any provision or provisions of this Agreement shall be held, for any reason, to be illegal, invalid or unenforceable, the remaining provisions shall nonetheless be legal, valid and enforceable provisions. This Agreement does not waive, reduce or supplant the protections available under applicable trade secret laws. If any dispute arises or if legal action becomes necessary to enforce the provisions of this Agreement, the successful party shall be entitled to recover from the other party reasonable expenses, including attorneys' and other professional fees, in addition to any other available remedies. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have executed this Confidential Disclosure Agreement as of the Effective Date.

ACCESS BUSINESS GROUP INTERNATIONAL LLC		INTERLEUKIN GENETICS, INC.

By:	/s/ Kim S. Mitchell	By:	/s/ Lewis H. Bender
Print Name:	Kim S. Mitchell	Print Name:	Lewis H. bender
Its:	Assistant Secretary	Its:	CEO

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